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                            October 20, 2021

       David B. Becker
       Chief Executive Officer
       First Internet Bancorp
       11201 USA Parkway
       Fishers, IN 46037

                                                        Re: First Internet
Bancorp
                                                            Registration
Statement on Form S-4
                                                            Filed October 15,
2021
                                                            File No. 333-260282

       Dear Mr. Becker:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Julia
Griffith at 202-551-3267 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance